UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): November 24, 2006

Express Systems Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-107002      91-1918324
(Commission File Number)             (IRS Employer Identification No.)

114 W. Magnolia Street #446
Bellingham, WA 98225
(Address of Principal Executive Offices)(Zip Code)

800-661-7830
(Registrant's Telephone Number, Including Area Code)

Item 1.01 Entry into a Material Definitive Agreement

On November 24, 2006, Express Systems Corporation (the “Company” or “Express”) entered into a definitive share exchange agreement (the “Agreement”) with DWM Petroleum AG (“DWM”) a Swiss corporation. DWM is engaged in the exploration of oil and gas in Krygyzstan and Albania.

The Agreement is subject to certain conditions including its execution by DWM stockholders holding at least 95% of its outstanding common stock. The agreement calls for Express to increase its authorized share capital from 25,000,000 common shares with a par value of $0.001 to 200,000,000 common shares with a par value of $0.001 prior to closing and to effect a 2:1 forward stock split. On closing the Company will issue 80,000,000 common shares to the shareholders of DWM Petroleum AG in exchange for a minimum of 95% of the shares of DWM Petroleum AG. Express will also change its name to Manas Petroleum Corporation.

As a condition of closing, the Company is obligated to have sold a minimum of 10,000,000 Units and a maximum of 12,000,000 at $1 per Unit. Each Unit will consist of 1 share, ½ Series A warrant exercisable at $2 per share, and ½ Series B warrant exercisable at $4 per share.

The Company shall have the obligation to issue 500,000 shares of its common stock over time to the former DWM shareholders for every 50 million barrels of P50 reserves net to the Company from exploration in Krygyzstan and Albanian up to a maximum of 2.5 billion barrels of P50 oil reserves.

A finder’s fee of 400,000 shares of the Company’s common stock will be issued to Conrad Weiss and/or his assignee.

Contemporaneously with the closing of the acquisition, the Company anticipates that it will sell its wholly owned subsidiary, Masterlist, Inc. to its sole employee for a cash payment yet to be finalized and 5 annual payments equal to 5% of the gross sales of Masterlist, Inc. over the term. Subject to fulfilling the conditions provided for in the Agreement, the Company anticipates closing the Agreement by January 31, 2007.

Subsequent to the execution of the Agreement, the Board of Directors of Express declared a dividend of 1 share for each outstanding share of common stock held of record on December 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Express Systems Corporation

Date: November 28, 2006

/s/Randle Barrington-Foote
______________________________
Mr. Randle Barrington-Foote
President